NEWS RELEASE

For Immediate Release

Contact:

Larry W. Sayre

May 19, 2004

Vice President-Finance & CFO

(620) 663-5551

Collins Posts Higher Profits, Sales & Backlogs

Hutchinson, Kansas, May 19, 2004 ...........Collins Industries, Inc. (Nasdaq: “COLL”) today reported results for its second fiscal quarter.   Sales for the quarter ended April 30, 2004 increased 10% to $50,011,421 compared to $45,579,901 for the same period last year.

The Company posted net income of $628,421 ($.10 per share – diluted) for the quarter ended April 30, 2004 compared to net income of $80,393 ($.01 per share - diluted) for the same period last year. This increase was principally lead by a 73% improvement in sales from terminal truck/road construction products and by improved profit contributions from the bus segment. These increases were partially offset by lower ambulance sales and profits. Additionally, for the quarter ended April 30, 2004, the bus segment posted an overall sales unit volume increase of 30% over the same period last year.  However, sales of bus products were impacted (reduced) by approximately $6.2 million for the three months ended April 30, 2004 due to customer-supplied bus chassis compared to an impact (reduction) of approximately $1.9 million for the same period last year.

The Company posted a 38% increase in its sales backlog at April 30, 2004 to $79.1 million compared to $57.1 million at April 30, 2003. The backlog at October 31, 2003 was $46.7 million. The increased backlog resulted from new orders across all of the Company’s product lines.

Sales for the six months ended April 30, 2004 increased 2% to $91,105,328 compared to $89,415,958 for the same period in fiscal 2003. The net income for the six months ended April 30, 2004 increased to $563,664 ($.09 per share – diluted) compared to a net loss $68,578 ($.01 per share – diluted) in the same period last year.  The overall sales and profit improvements principally resulted from higher sales and profits from terminal truck/road construction products.  These increases were partially offset by lower sales and profits of ambulance products.   Sales of bus products were impacted (reduced) by approximately $10.2 million for the six months ended April 30, 2004 due to customer-supplied bus chassis compared to an impact (reduction) of approximately $3.0 million for the same period last year.

Donald Lynn Collins, President and CEO, said, “We are pleased with last quarter’s results and believe that the replacement cycle for terminal trucks and road construction products is well under way.”  He said, “We believe the ambulance and bus segments are in their early  stages  of  recovery  as  evidenced  by  the  increase  in our  current  backlog of new orders.”

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He added, “The past mechanization and modernization of our manufacturing operations is another important factor in our profit improvement as these markets begin to expand in this replacement cycle; our prior investments in technology, new equipment and process improvements position us to take advantage of these potentially increasing product volumes.”

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America’s largest producer of Type “A” small school buses, the nation’s second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 900 employees in six plants comprising over one million combined square feet of manufacturing space.   The Company sells its products throughout the United States and abroad.

This press release contains historical and forward-looking information.  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the availability of chassis, substantial dependence on third parties for product quality and timely delivery, various inventory risks due to changes in market conditions, interest rate fluctuations, changes in funds budgeted by Federal, state and local governments, changes in product demand, exchange rate fluctuations, changes in competition, development of new products, adequate direct labor pools, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and other risks as  indicated in the Company’s filings with the Securities and Exchange Commission.   The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

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Collins Industries, Inc.

Financial Summary
(In thousands of dollars, except share and per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	April 30,		April 30,

	2004	2003	2004	2003

Sales	$50,011	$45,580	$91,105	$89,416

Income (loss) before income taxes	$998	$130	$904	($109)

Income tax expense (benefit)	370	50	340	(40)

Net income (loss)	$628	$80	$564	($69)

Earnings (loss) per share:
Basic	$0.11	$0.01	$0.10	($0.01)

Diluted	$0.10	$0.01	$0.09	($0.01)

Weighted average outstanding
common and common
equivalent shares:
Basic	5,651,506	6,637,829	5,845,400	6,644,946

Diluted	6,074,645	6,831,277	6,237,990	6,644,946

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